EXHIBIT 99.1

For further information, contact:

LINDSAY CORPORATION:	HALLIBURTON INVESTOR RELATIONS:
Mark Roth	Jeff Elliott or Geralyn DeBusk
VP of Corporate Development	972-458-8000
402-827-6226
Lindsay Corporation Increases Cash Dividend
OMAHA, NEB., JULY 18, 2008—Lindsay Corporation (NYSE: LNN), a leading provider of irrigation systems and infrastructure products, announced today that its Board of Directors has declared a 7 percent increase in its regular quarterly cash dividend to $0.075 per share, payable August 29, 2008, to shareholders of record on August 15, 2008. The regular quarterly cash dividend was previously $0.07 per share. The new annual indicated rate is $0.30 per share, up from the previous annual indicated rate of $0.28 per share.
About the Company
Lindsay manufactures and markets irrigation equipment primarily used in agricultural markets which increase or stabilize crop production while conserving water, energy and labor. The Company also manufactures and markets infrastructure and road safety products through its wholly owned subsidiaries, Barrier Systems Inc. and Snoline S.P.A. At June 30, 2008, Lindsay had approximately 12.1 million shares outstanding, which are traded on the New York Stock Exchange under the symbol LNN.
For more information regarding Lindsay Corporation, see Lindsay’s Web site at www.lindsay.com. For more information on the Company’s infrastructure products, visit www.barriersystemsinc.com and www.snoline.com.
Concerning Forward-looking Statements
This release contains forward-looking statements that are subject to risks and uncertainties and which reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance and financial results. Forward-looking statements include the information concerning possible or assumed future results of operations of the Company and those statements preceded by, followed by or including the words “expectation,” “outlook,” “could,” “may,” “should,” or similar expressions. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.